EX 10.3

SHADES HOLDINGS, INC.

AMENDED AND RESTATED PROMISSORY NOTE

$200,000.00	Issue Date: June 28, 2013

SHADES HOLDINGS, INC., a Florida corporation (the “Company”), for value received, hereby promises to pay to Charles Odom, or his assigns (the "Holder”), the principal sum of Two Hundred Thousand Dollars ($200,000.00), and to pay interest thereon at the rate of eight percent (8.0%) per annum. Interest will begin to accrue on the Issue Date of the original Note (June 18, 2013) and shall be computed on the basis of a 365-day year and the number of actual days elapsed. Interest will be payable on the Maturity Date (defined below).

Section 1. Time and Place of Payment.

(a) The principal amount outstanding hereunder shall be payable in cash on the earliest of (1) June 18, 2014 or (2) the occurrence of an Event of Default (as defined below) (the “Maturity Date”).

(b) Any payment made under this Note, whether upon acceleration, final maturity or otherwise, shall be applied first to the payment of any accrued and unpaid interest and the balance (if any) shall be applied on account of principal.

(c) Whenever any payment to be made under this Note shall be due on a Saturday, Sunday or any day on which banks are required or authorized by law or regulation to close in New York City (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case not be included in the computation of interest accrued.

Section 2 Prepayments. The Company shall have the right to prepay this Note, in whole or in part, at any time.

Section 3 Event of Default. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder, make the remaining unpaid principal amount and any accrued interest immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

(a) Failure to Pay Principal or Interest. The Company fails to pay any installment of principal or interest under this Note when due.

(b) Liquidation. Any dissolution, liquidation or winding up of the Company.

Section 4. Transfer Restrictions. This Note may not be transferred except upon satisfaction of all of the requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 5. Loss of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in case of loss, theft or destruction) of indemnification in form and substance acceptable to the Company in its reasonable discretion, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver a new Note of like tenor and date.

Section 6. Entire Agreement. This Note represent the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

Section 7. Binding Effect; No Third Party Beneficiaries. All provisions of this Note shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns. No persons other than the Holder and the Company shall have any legal or equitable right, remedy or claim under, or in respect of, this Note.

Section 8. Amendments and Waivers. This Note may be amended, changed or modified only by a written instrument executed by the Company and the Holder. Any waiver of any breach of any of the terms of this Note, and any consent required or permitted to be given hereunder, shall be effective if in writing and executed by or on behalf of the Holder. No waiver of any breach nor consent to any transaction shall be deemed a waiver of or consent to any other or subsequent breach or transaction.

Section 9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements and instruments made and wholly performed and paid in that state, without regard to its conflicts of law principles.

Section 10. Headings. The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

SHADES HOLDINGS, INC.

By: /s/ Lucien Lallouz

Name: Lucien Lallouz

Title: CEO